Exhibit 10.1

Personal and Confidential

October 18, 2013

Mitch Bowling

[Address redacted.]

Dear Mitch,

On behalf of Apollo Group (“Company”), it is a pleasure to extend you this offer for the position of Chief Operating Officer for Apollo Group. In this role, you will report to our Chief Executive Officer, Greg Cappelli. Your target start date will be December 1, 2013, and you will work out of Chicago with routine travel to Phoenix and other operational centers. As compensation for your services as Chief Operating Officer, you will receive the following:

Base Salary	Your base salary will be at the rate of $540,000 per year.

Annual Incentive Bonus	You will be eligible to participate in the Annual Incentive Bonus program with a target of 100% ($540,000) of your base salary, with a maximum bonus payout of 200% ($1,080,000) of target. Your actual bonus each year will depend upon the attainment of pre-established performance goals as determined by the Compensation Committee. Bonus payments shall be pro-rated for periods of less than a full fiscal year.

Signing Bonus – Cash Award	Apollo agrees to pay you a one-time signing bonus in the amount of $375,000, subject to all federal, state, and FICA withholding. If you leave the company voluntarily or are terminated for cause within one year of your hire date, you will be obligated and hereby agree to repay the entire Signing Bonus amount to Apollo. Any repayment required by this provision is due and payable in full upon your termination date. By accepting the Signing Bonus, you hereby authorize the Company, at its option, to deduct such repayment from any outstanding funds owed to you, including, but not limited to, wages, bonuses, commissions, incentive pay, or other compensation.

Make-Whole Cash Award	You will receive a one time make-whole cash award in the amount of $206,250, subject to all federal, state, and FICA withholding. If you leave the company voluntarily or are terminated for cause within one year of your hire date, you will be obligated and hereby agree to repay the entire Make-Whole Cash Award amount to Apollo. Any repayment required by this provision is due and payable in full upon your termination date. By accepting the Make-Whole Cash Award, you hereby authorize the Company, at its option, to deduct such repayment from any outstanding funds owed to you, including, but not limited to, wages, bonuses, commissions, incentive pay, or other compensation.

Annual Long-Term Incentive Award	You will be eligible to participate in the normal annual long-term incentive (LTI) award cycle at a current annual award level of $1,400,000. The LTI award value can be adjusted to accommodate market movement and other considerations. Awards may take the form of stock options, restricted stock units (RSUs), performance share units (PSUs) and/or other forms of cash/equity as provided under the Company’s Stock Incentive Plan. Annual LTI awards are subject to approval by the Compensation Committee and are not guaranteed.

October 18, 2013

Mitch Bowling

Pro-Rata Long-Term Incentive Award	Management will recommend to the Compensation Committee that you be provided with a pro-rata long-term incentive award for FY2014. For the FY2014 award, your pro-rated award amount will be $1,000,000. This award will be delivered through a combination of stock options, restricted stock units (RSUs), performance share units (PSUs) and/or other forms of cash/equity as provided under the Company’s Stock Incentive Plan as determined by the Compensation Committee and vesting of this award will be subject to the attainment of an established performance goal.

Make-Whole Long-Term Incentive Award	In addition to the annual LTI award eligibility and pro-rata LTI award mentioned above, management will also recommend to the Compensation Committee that you be provided with a one-time equity award of $2,000,000 in RSUs. This make-whole LTI award will vest equally over three years, with 20% vesting on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. All unvested portions would vest in full if you are involuntarily terminated (not for cause).

Relocation	Apollo agrees to offer you a relocation package that will be commensurate with those provided by the Company when relocating a person of a comparable level and position to your proposed level and position. If you leave the Company voluntarily or are terminated for cause within one year of your hire date, you will be obligated and hereby agree to repay Apollo for all relocation benefits you received from Apollo. Any repayment required by this provision is due and payable in full upon your termination date. By accepting the relocation benefits, you hereby authorize the Company, at its option, to deduct such repayment from any outstanding funds owed to you, including, but not limited to, wages, bonuses, commissions, incentive pay, or other compensation. Please consult with your tax advisor with respect to the moving and relocation reimbursement as there may be personal tax implications and deductibility limitations that apply. In no event will any such expenses be reimbursed following the close of the calendar year following the calendar year in which they are incurred, and you will have no right to exchange or liquidate your right to any such reimbursement for any other benefits.

Benefits	You will receive employee benefits commensurate with those provided to other executives at your level, once you have completed the eligibility period. Also, the Company agrees to reimburse you for two (2) months’ worth of COBRA benefit expenses to help bridge the gap between your hire date and the date on which you become eligible to participate in the Company’s health and welfare benefit plan.

Miscellaneous

All equity awards set forth in this offer letter are subject to approval by the Compensation Committee. RSUs and stock options typically grant over a period of four years, unless otherwise indicated. The stock options will have an exercise price per share equal to the closing selling price per share of the Apollo Group Class A common stock on the effective date of the grant and normally have a maximum term of six years from such date of grant, subject to earlier termination following your cessation of employment. If approved, the equity awards will be evidenced by the Company’s standard equity award agreements and will be subject to the terms and conditions of those agreements and the equity award plans under which the awards are granted.

October 18, 2013

Mitch Bowling

Severance Plan	As an Executive officer you will be eligible to participate in the Senior Executive Severance Pay Plan. Under this plan, if you are involuntarily terminated without cause and meet the other conditions for eligibility under the plan, you would be eligible for eighteen (18) months of salary continuation plus one (1) times your average bonus payout over the last three years (or such fewer number of years of Company employment) preceding your involuntary termination date. Such severance pay would be paid in accordance with the terms of the plan. If you become eligible for severance benefits under the plan, you would also be entitled to a lump sum cash payment related to COBRA coverage costs and limited pro-rata vesting of a portion of your outstanding annual grants in accordance with the provisions of the plan.

In summary, your Total Direct Compensation (pay received over an annual period at target incentive bonus and long-term incentive award) for the package that is being offered is as follows:

		Target		Max
Total Direct	Base Salary	$540,000
Compensation	Target Annual Incentive Bonus	$540,000	(100%)	$1,080,000
	Target Annual LTI	$1,400,000

	Total Direct Compensation	$2,480,000		$3,020,000

Additional One-Time	Sign-on Cash Bonus	$375,000
Compensation Items	Make-whole Cash Award	$206,250
	Pro-Rata FY14 LTI Award	$1,000,000
	Make Whole LTI Award	$2,000,000

Your employment with the Company is contingent upon completion of a standard background check, with results acceptable to the Company, and will be subject to all terms and conditions contained in the current version of the Company’s Employee Handbook. Should you have any questions concerning any part of this offer, please call Fred Newton at 602-557-1703.

Congratulations Mitch. We look forward to welcoming you to our team!

Regards,

/s/ Greg W. Cappelli

Greg Cappelli

Chief Executive Officer

I accept the offer as presented.

/s/ Mitch Bowling	10-22-13
Mitch Bowling	Date